EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of July 10, 2014, with an effective date of July 11, 2014 (the “Effective Date”), by and between Ventrus Biosciences, Inc., a Delaware corporation with principal executive offices at 99 Hudson Street, 5th Floor, New York, NY 10013 (the “Company”), and Uri A. Lopatin, MD, residing at 1233 Howard Street, Apt 716, San Francisco, CA 94103 (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as Chief Medical Officer and Vice President, Research and Development, and the Employee desires to accept employment by the Company; and

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions of the Employee’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.           Employment.

(a)          Services. The Employee will be employed by the Company as its Chief Medical Officer and Vice President, Research and Development. The Employee will report to the Company’s Chief Operating Officer and President and shall perform such duties as are consistent with a position as Chief Medical Officer and Vice President, Research and Development (the “Services”). The Employee agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)          Acceptance. The Employee hereby accepts such employment and agrees to render the Services.

2.           Term. The Employee’s employment under this Agreement shall be “at-will” and shall be deemed to commence on the Effective Date and shall continue in effect until terminated pursuant to Section 7 of this Agreement by either the Company or the Employee (the “Term”).

3.           Best Efforts; Place of Performance.

(a)          The Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and during the Term shall not be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Employee of his duties hereunder or the Employee’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b)          The duties to be performed by the Employee hereunder shall be performed at the principal executive offices of the Company during the Term, or such other location as is mutually agreed to in writing by the parties.

4.           Compensation. As full compensation for the performance by the Employee of his duties under this Agreement, the Company shall pay the Employee as follows:

(a)          Base Salary. The Company shall pay the Employee an annual salary (the “Base Salary”) equal to two hundred ninety thousand dollars ($290,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary will be subject to periodic review and adjustment in the Company’s discretion.

(b)          Annual Milestone Bonus. At the sole discretion of the Company’s Board of Directors (the “Board”), the Employee may receive a discretionary bonus on each anniversary of the Effective Date during the Term (the “Annual Milestone Bonus”) in an amount up to thirty percent (30%) of his then current Base Salary based on the attainment by the Employee of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board (or a committee thereof), after consultation with the Employee, prior to the start of each anniversary of this Agreement. The Milestones for the first year of this Agreement shall be established by the Board subsequent to, but not more than sixty (60) days following, the Effective Date. The Milestones for each subsequent year shall be established by the Board at least sixty (60) days prior to each anniversary of this Agreement. In order to receive an Annual Milestone Bonus for any given year, the Employee must be actively employed by the Company on the last calendar day of the applicable bonus year. Accordingly, the Employee forfeits any Annual Milestone Bonus for which the Employee might otherwise be eligible if the Employee’s employment ends for any reason before the applicable anniversary of the Effective Date. The Annual Milestone Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board in its sole discretion, provided, however, if the Board determines to pay the Employee in installments, such installments shall be no less frequently than monthly, and shall be over a time period not to exceed four (4) months, unless otherwise agreed by the Employee in writing. Notwithstanding the foregoing, the Annual Milestone Bonus, if any, for a given year will be paid in full no later than March 15 of the calendar year immediately following the calendar year for which the Annual Milestone Bonus, if any, is earned.

(c)          Retention Bonus. Subject to Employee’s continued employment by the Company as provided by this Section 4(c), the Company will pay to the Employee up to one hundred thousand dollars ($100,000) as a retention bonus (the “Retention Bonus”).  The Retention Bonus will be paid in a single lump sum payment on the Company’s next regular payday following the date three (3) months after the Effective Date (the “Payment Date”). To earn and be entitled to payment of the Retention Bonus, the Employee must be actively employed by the Company on the Payment Date.

(d)          Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and such other amounts as may be required by law from all amounts payable to the Employee under this Section 4.

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(e)          Equity. Subject to and upon approval by the Board, the Company will grant to the Employee an option to purchase shares of common stock of the Company (the “Stock Options”). The Stock Options will be subject to vesting over three years, and will otherwise be subject to the terms and conditions of the Company’s stock option plan and a stock option agreement as approved by the Board setting forth the exercise price, vesting conditions and other restrictions. The Stock Options and any subsequently granted equity or derivative securities will be collectively referred to in this Agreement as the “Equity Awards.”

(f)          Expenses. The Company shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g)          Other Benefits. The Employee shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called “Fringe Benefits”) as the Company shall make available to other similarly-situated employees from time to time. In addition, if applicable, the Company shall reimburse the Employee for his reasonable licensing fees, continuing professional education, and other professional dues.

(h)          Vacation. The Employee shall, during the Term, be entitled to a vacation of three (3) nonconsecutive weeks per annum, in addition to holidays observed by the Company. All vacation time will be earned in accordance with the Company’s vacation plan or policy, as it may be instituted from time to time.

5.          Confidentiality and Assignment of Inventions. In connection with and as a material condition of the Company’s decision to employ the Employee, the Employee understands, acknowledges and agrees to promptly execute and be bound by certain covenants during and after his employment with the Company, as contained in the Company’s Employee Confidentiality and Assignment of Inventions Agreement (the “Confidentiality Agreement”). A copy of the Confidentiality Agreement is attached to this Agreement as Exhibit A. The Employee acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services the Employee shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. The Employee agrees that the provisions and restrictions set forth in the Confidentiality Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by the Employee pursuant to this Agreement.

6.           Representations and Warranties.

(a)          The Employee hereby represents and warrants to the Company as follows:

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(i)          Neither the execution or delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

(ii)         The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)          The Company hereby represents and warrants to the Employee that this Agreement and the employment of the Employee hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

7.          Termination. The Employee’s employment hereunder shall be terminated immediately upon the Employee’s death and may be otherwise terminated as follows:

(a)          The Employee’s employment hereunder may be terminated by the Company for Cause. Any of the following actions by the Employee shall constitute “Cause”:

(i)          The willful failure, disregard or continuing refusal by the Employee to perform his duties hereunder;

(ii)         Any act of willful or intentional misconduct, or a grossly negligent act by the Employee having the effect of injuring, in a material way (as determined in good-faith by the Company), the business or reputation of the Company, including but not limited to, any officer, director, or executive of the Company;

(iii)        Willful misconduct by the Employee in carrying out his duties or obligations under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Employee from the Chief Executive Officer or from the Board;

(iv)        The Employee’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)         The determination by the Company, based upon clear and convincing evidence, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Employee engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi)        Any intentional misappropriation of the property of the Company, or embezzlement of its funds or assets (whether or not a misdemeanor or felony);

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(vii)       Breach by the Employee of any of the provisions of Sections 5 or 6 of this Agreement or breach by the Employee of the Confidentiality Agreement; and

(viii)      Breach by the Employee of any provision of this Agreement other than those contained in Sections 5 or 6 which is not cured by the Employee within thirty (30) business days after notice thereof is given to the Employee by the Company.

(b)          The Employee’s employment hereunder may be terminated by the Company due to the Employee’s Disability. For purposes of this Agreement, a termination for “Disability” shall mean that the Employee is unable to perform the essential functions of his job by reason of illness, physical or mental disability or other incapacity, with or without a reasonable accommodation for more than ninety (90) days (which need not be consecutive) within any twelve (12) month period; provided, however, nothing herein will give the Company the right to terminate the Employee prior to discharging its obligations to the Employee, if any, under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other applicable law.

(c)          The Employee’s employment hereunder may be voluntarily terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) any material reduction by the Company of the Employee’s duties, responsibilities, or authority; (ii) any material reduction by the Company of the Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Company, including the Employee, shall not be deemed a reduction of the Employee’s compensation package for purposes of this definition); (iii) any requirement by the Company that the Employee locate Employee’s residence or primary place of employment to a location outside a 30-mile radius of such location mutually agreed upon between the Company and the Employee as of the Effective Date, or such other location that the Company and the Employee may mutually agree upon and designate from time to time during the Term; or (iv) a material breach by the Company of Section 6(b) of this Agreement which is not cured by the Company within 30 days after written notice thereof is given to the Company by the Employee. However, notwithstanding the above, Good Reason shall not exist unless: (x) the Employee notifies the Company within ninety (90) days of the initial existence of one of the adverse events described above, and (y) the Company fails to correct the adverse event within thirty (30) days of such notice, and (z) the Employee’s voluntary termination because of the existence of one or more of the adverse events described above occurs within 24 months of the initial existence of the event.

(d)          The Employee’s employment may be terminated by the Company without Cause by delivery of written notice to the Employee effective the date of delivery of such notice.

(e)          The Employee’s employment may be terminated by the Employee in the absence of Good Reason by delivery of written notice to the Company effective fifteen (15) days after the date of delivery of such notice.

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8.           Compensation upon Termination.

(a)          Accrued Benefits. Upon termination of Employee’s employment by either party regardless of the cause or reason, the Employee shall be entitled to the following, referred to herein as the “Accrued Benefits”: (i) payment for any accrued, unpaid Base Salary through the termination date; (ii) if provided for under the Company’s vacation plan or policy or required by applicable law, payment for any accrued, unused vacation days through the termination date; and (iii) reimbursement for any approved business expenses that the Employee has timely submitted for reimbursement in accordance with the Company’s business expense reimbursement policy or practice. Except as otherwise expressly provided by this Agreement, the Company shall have no further payment obligations to the Employee and all Equity Awards that have not vested as of the date of termination shall be forfeited to the Company as of such date. Subject to this Section 8, Stock Options that have vested as of the Employee’s termination shall remain exercisable for 90 days following such termination.

(b)          Severance Benefits. If the Employee’s employment is terminated during the Term by the Company without Cause pursuant to Section 8(d), or by the Employee for Good Reason pursuant to Section 8(c), provided that the Employee signs and does not revoke a general release of claims against the Company within the time period specified therein (which time period shall not exceed sixty (60) days), in form and substance satisfactory to the Company, and provided further that such termination is a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), then the Company shall provide the following benefits to the Employee, referred to herein as the “Separation Benefits”: (i) the continued payment in installments of the Employee’s then-current Base Salary (less applicable taxes and withholdings) for a period of six (6) months following the date of termination (the “Separation Pay”); (ii) all Equity Awards which would have become vested during the six (6) months following the termination date shall accelerate and vest; (iii) the extension of the exercise period for all vested Stock Options to the end of their term; and (iv) provided that the Employee properly and timely elects to continue his health insurance benefits under COBRA after the date of termination, reimbursement for the Employee’s applicable COBRA premiums for a period of six (6) months or until the Employee becomes eligible for insurance benefits from another employer, whichever is earlier. The first installment of the Separation Pay will be paid on the Company’s first regular payday occurring sixty (60) days after the termination date in an amount equal to the sum of payments of Base Salary that would have been paid if he had remained in employment for the period from the termination date through the payment date. The remaining installments will be paid until the end of the six (6)-month period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. The Employee understands that if he is eligible to receive the Separation Benefits, such Separation Benefits shall be in lieu of and not in addition to any other severance benefits otherwise provided for herein. Notwithstanding the foregoing, if the Employee is entitled to receive the Separation Benefits but violates any provisions of this Agreement, the Confidentiality Agreement or any other agreement entered into by the Employee and the Company after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits. If the Employee’s employment is terminated during the Term as a result of the Employee’s death, then the Company shall provide to the Employee’s estate the continued payment of the Employee’s then-current Base Salary for a period of six (6) months following the date of termination, beginning on the Company’s first regular payday following the day of such termination.

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(c)          This Section 8 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, except as otherwise required by law, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 8. For purposes of clarification, if the Employee’s employment with the Company terminates upon expiration of the Term, the Employee shall only be entitled to receive the Accrued Benefits described in Section 8(a).

(d)          The provisions of this Section 8 shall survive any termination of this Agreement.

9.           409A Restrictions. The intent of the parties to this Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:

(a)          To the greatest extent possible, this Agreement shall be interpreted to be exempt or in compliance with Section 409A.

(b)          If any severance, compensation, or benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c)          If any severance, compensation, or benefit required by this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and the Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall be made for six (6) months plus one (1) day after such separation from service (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Employee in a lump sum payment on the New Payment Date. Thereafter, any severance, compensation, or benefit required by this Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d)          The provisions of this Section 9 shall survive any termination of this Agreement.

10.          Miscellaneous.

(a)          This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of laws.

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(b)          In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the Courts of New York County, New York, or the United States District Court for the Southern District of New York, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 10(g) below.

(c)          This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)          This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)          This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)          The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)          All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 10(g).

(h)          This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

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(i)          As used in this Agreement, “affiliate” of a specified person or entity shall mean and include any person or entity controlling, controlled by or under common control with the specified person or entity.

(j)          The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)          This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

By:	/s/ Russell H. Ellison
Name: Russell H. Ellison
Title: Chief Executive Officer

EMPLOYEE

/s/ Uri A. Lopatin
Uri A. Lopatin, MD

[Signature Page to Uri Lopatin Employment Agreement]

EXHIBIT A